UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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☐	Soliciting Material Pursuant to § 240.14a-12

PENWEST PHARMACEUTICALS CO.
(Name of Registrant as Specified In Its Charter)

TANG CAPITAL PARTNERS, LP
TANG CAPITAL MANAGEMENT, LLC
KEVIN C. TANG
PERCEPTIVE LIFE SCIENCES MASTER FUND LTD.
PERCEPTIVE ADVISORS LLC
JOSEPH EDELMAN
ANDREW D. LEVIN, M.D., PH.D.

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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On June 2, 2009, Tang Capital Partners, LP and Perceptive Life Sciences Master Fund Ltd. issued the following press release:

FOR IMMEDIATE RELEASE

THREE PROXY ADVISORY FIRMS UNANIMOUSLY SUPPORT TANG
CAPITAL AND PERCEPTIVE’S DIRECTOR NOMINEES FOR PENWEST
PHARMACEUTICALS CO.

All Recommend Shareholders Vote Tang Capital and Perceptive’s GOLD Proxy Card and
NOT Vote Management’s White Proxy Card

SAN DIEGO & NEW YORK – June 2, 2009 – Tang Capital Partners, LP and Perceptive Life Sciences Master Fund Ltd. today announced that PROXY Governance, Inc., RiskMetrics Group, Inc. and Glass Lewis & Co., leading independent proxy advisory and voting firms, have unanimously recommended that the shareholders of Penwest Pharmaceuticals Co. (NASDAQ: PPCO) VOTE FOR Tang Capital and Perceptive’s director nominees.  All three recommended that shareholders vote Tang Capital and Perceptive’s GOLD proxy card and NOT management’s white proxy card.

According to PROXY Governance, “Because they have presented a strong case that significant shareholder value is at risk in the near-term, a compelling strategy to conserve much of that value, and a nominee with firsthand experience executing just such a strategy, we believe shareholders would be best served by electing the principals of the two dissident funds, Tang and Edelman.”  In explaining its rationale for supporting Tang Capital and Perceptive’s supermajority board vote bylaw amendment proposal, PROXY Governance continued, “In this case we believe the proponents, in making the case for the election of their dissident nominees (Proposal 1), have also made a compelling argument that the significant shareholder value represented by the Opana ER royalties may well be at risk if dissident directors can be effectively marginalized in votes on these key decisions.”  Lastly, PROXY Governance commented, “The argument for adopting a wind down strategy is compelling, particularly because the dissidents have nominated one candidate with direct experience in successfully executing such a strategy without loss of that company’s NOLs.”

According to RiskMetrics Group, “[The] shareholders' desire to preserve the royalty income and to ensure that the management does not invest in risky drug development projects seems reasonable given management lacks an established track record in this area.  As such, we believe greater shareholder representation would provide necessary management oversight.”

Glass Lewis commented, “The Dissidents, unlike many other contests, hold a significant stake in the Company, over 40%.  It is logical to conclude that their interests most likely are aligned with that of the other shareholders.”

Kevin C. Tang of Tang Capital commented, “We believe that the unanimous support of these independent, third-party proxy advisory firms clearly underscores the urgent need for change at Penwest.  We thank these firms for their support and look forward to the opportunity to serving our fellow shareholders as members of the Penwest board.”

Tang Capital and Perceptive urge all shareholders to vote the GOLD proxy card in favor of their nominees and proposals.  Every vote is important.  Regardless of the number of shares you own, we urge you to support our nominees and proposals.

For more information on our nominees and proposals, please visit www.penwestchange.com.  If you have any questions or require assistance voting your GOLD proxy card, please call The Altman Group at (866) 620-7619.

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ABOUT TANG CAPITAL PARTNERS, LP

Tang Capital Partners, LP is an investment fund that invests in health care companies.  Tang Capital Partners, LP and its affiliates currently own 21.1% of the outstanding common stock of Penwest Pharmaceuticals Co.

ABOUT PERCEPTIVE LIFE SCIENCES MASTER FUND LTD.

Perceptive Life Sciences Master Fund Ltd. is an investment fund that invests in life sciences companies.  Perceptive Life Sciences Master Fund Ltd. currently owns 20.5% of the outstanding common stock of Penwest Pharmaceuticals Co.

Important Information

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT RELATED TO THE SOLICITATION OF PROXIES BY TANG CAPITAL PARTNERS, LP, TANG CAPITAL MANAGEMENT, LLC, PERCEPTIVE LIFE SCIENCES MASTER FUND LTD., PERCEPTIVE ADVISORS LLC, KEVIN C. TANG, JOSEPH EDELMAN AND ANDREW LEVIN, M.D., PH.D.  FROM THE STOCKHOLDERS OF PENWEST PHARMACEUTICALS CO. FOR USE AT ITS ANNUAL MEETING BECAUSE IT CONTAINS IMPORTANT INFORMATION.  THE PROXY STATEMENT, ALONG WITH OTHER RELEVANT DOCUMENTS, ARE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S ("SEC") WEBSITE AT HTTP://WWW.SEC.GOV AND AT WWW.SHAREHOLDERMATERIAL.COM/PENWESTCHANGE.  IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. INFORMATION ABOUT THE PARTICIPANTS IN THE PROXY SOLICITATION IS CONTAINED IN THE PROXY STATEMENT.

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Contact Information:

Kevin C. Tang
Tang Capital Management, LLC
(858) 200-3830

Joseph Edelman
Perceptive Advisors LLC
(646) 205-5320

Peter J. Casey
The Altman Group
(866) 620-7619

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